UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 29, 2008

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Philadelphia Way, Lanham, Maryland	20706-4417
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (301) 731-4233

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On February 29, 2008, Integral Systems, Inc. (the “Company”) entered into a Stock Repurchase Agreement with Fursa Alternative Strategies LLC (“Fursa”), to repurchase 1,064,972 shares of the Company’s common stock that Fursa beneficially owns on behalf of its affiliated investment funds and separately managed accounts over which it exercises discretionary authority. The shares being repurchased represent approximately 11% of the Company’s total shares of Common Stock outstanding as of February 29, 2008 and Fursa’s entire ownership interest in the Company. The shares are being repurchased at a purchase price of $22.00 per share. The Company will repurchase the shares with existing cash on hand and expects the transaction to close in the near future. The repurchase is a privately negotiated transaction for purposes of the U.S. securities laws.

Upon repurchasing the shares, the Company intends to cancel the shares, at which time they will cease to be outstanding.

William F. Harley III, who as previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 27, 2008, resigned from the Company’s Board of Directors effective as of February 25, 2008 and prior to the commencement of negotiations related to the repurchase of shares beneficially owned by Fursa, serves as President and Chief Investment Officer of Fursa. Mr. Harley was elected to the Company’s Board of Directors on February 7, 2007, as described in the letter agreement dated January 31, 2007 by and among the Company, Fursa, Mr. Harley and Chartwell Capital Investors II, L.P., the terms of which were previously reported by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2007.

Section 7 – Regulation FD

Item 7.01.	Regulation FD Disclosure.

On March 3, 2008, the Company issued a press release announcing the transaction described under Item 1.01 above. A copy of the press release is furnished as Exhibit 99.1 hereto.

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Description

99.1	Press release, dated March 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2008	INTEGRAL SYSTEMS, INC.

	By:	/s/ ALAN W. BALDWIN
	Name:	Alan W. Baldwin
	Title:	Interim Chief Executive Officer and President